                                                                            99.1

[CREDIT ACCEPTANCE LOGO]

                                                        SILVER TRIANGLE BUILDING
                                         25505 WEST TWELVE MILE ROAD, SUITE 3000
                                                       SOUTHFIELD, MI 48034-8339
                                                                  (248) 353-2700
                                                        WWW.CREDITACCEPTANCE.COM




                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                          DATE:    JUNE 9, 2003

                                           CONTACTS:    DOUGLAS W. BUSK
                                                        CHIEF FINANCIAL OFFICER
                                                        (248) 353-2700 EXT. 432
                                                        IR@CREDITACCEPTANCE.COM

                                      NASDAQ SYMBOL:    CACC


                      CREDIT ACCEPTANCE CORPORATION RENEWS
                     $135,000,000 REVOLVING CREDIT AGREEMENT
                                  FOR TWO YEARS

SOUTHFIELD, MICHIGAN -- JUNE 9, 2003 -- CREDIT ACCEPTANCE CORPORATION (NASDAQ:
CACC)
Credit Acceptance announced today that it has renewed its $135 million credit agreement with a group of commercial banks. The facility term has been increased from one to two years. Certain fees and financial covenants have been adjusted to reflect the increase in term. Borrowings under the facility will continue to bear interest at the bank's prime rate or 1.4% over the Eurocurrency rate at the Company's option. The agreement expires on June 9, 2005, and continues to be secured by a lien on most of the Company's assets. The Company has $73 million currently outstanding under the agreement.

Credit Acceptance is a financial services company specializing in products and services for a network of automobile dealer-partners. Credit Acceptance provides participating dealer-partners with financing sources for consumers with limited access to credit by offering "guaranteed credit approval". The Company delivers credit approvals through the internet. Other services include marketing, sales training and a wholesale purchasing cooperative. Through its financing program, Credit Acceptance helps consumers change their lives by providing an opportunity to strengthen and reestablish their credit standing by making timely monthly payments. Credit Acceptance is publicly traded on NASDAQ under the symbol CACC. For more information, visit www.creditacceptance.com.